UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Morningstar, Inc.
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Notice of 2017 Annual Meeting

and
Proxy Statement

Letter from Joe Mansueto, Chairman of the Board

Notice of Annual Meeting

Proxy Statement

01	Questions and Answers About the Annual Meeting and the Proxy Materials

04	Proposal 1: Election of Directors

07	Board of Directors and Corporate Governance

13	Security Ownership of Certain Beneficial Owners and Management

15	Compensation Discussion and Analysis

24	Compensation Committee Report

24	Compensation Committee Interlocks and Insider Participation

25	Executive Compensation

28	Equity Compensation Plan Information

29	Proposal 2: An Advisory Vote on Executive Compensation

30	Proposal 3: An Advisory Vote on the Frequency of Votes on Executive Compensation

31	Proposal 4: Ratification of the Appointment of Independent Registered Public Accounting Firm

32	Audit Committee Report

34	Principal Accounting Firm Fees

35	Certain Relationships and Related Party Transactions

36	Section 16(a) Beneficial Ownership Reporting Compliance

36	Shareholder Proposals or Nominations

37	Obtaining Our Financial Statements

37	Communicating With Us

March 31, 2017

Dear Shareholder:

We will hold our 2017 Annual Shareholders’ Meeting at 9 a.m. Central time on Friday, May 12, 2017 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602. We look forward to your participation, either in person or by proxy.

At this year’s meeting, the agenda includes the following items:

• Election of directors.

• Advisory vote on executive compensation.

• Advisory vote on the frequency of votes on executive compensation.

• Ratification of the appointment of our independent registered public accounting firm.

Please refer to the proxy statement for detailed information on each of the proposals and the meeting.

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted on at the meeting.

If you have any questions concerning the meeting or the proposals, please contact our Investor Relations department at (312) 696-6621. For questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, LLC, through its website at www.computershare.com/contactUS or by phone at (866) 303-0659 (within the United States and Canada) or (312) 588-4659 (outside the United States and Canada).

Sincerely,

Joe Mansueto
Chairman of the Board

Morningstar, Inc.
Notice of Annual Shareholders’ Meeting
To be held on May 12, 2017

Dear Shareholder:

You are cordially invited to attend our 2017 Annual Shareholders’ Meeting, which will be held at 9 a.m. Central time on Friday, May 12, 2017 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602.

We are holding the annual meeting for the following purposes:

• To elect the ten director nominees listed in the proxy statement to hold office until the next annual shareholders’ meeting or until their respective successors have been elected and qualified.

• To hold an advisory vote on executive compensation.

• To hold an advisory vote on the frequency of votes on executive compensation.

• To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017.

• To transact other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The proxy statement, which follows this notice, fully describes these items. We have not received notice of other matters to be presented at the meeting.

You may vote at the meeting and any postponements or adjournments of the meeting if you were a shareholder of record as of the close of business on March 13, 2017, the record date for the meeting. A list of shareholders entitled to vote will be available for inspection for 10 days prior to the meeting at our corporate headquarters, 22 West Washington Street, Chicago, Illinois 60602.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. For further details, see How do I vote? on page two.

Heidi Miller

Associate General Counsel and Corporate Secretary

Chicago, Illinois

March 31, 2017

Proxy Statement

Our Board of Directors (the Board) solicits your proxy for the 2017 Annual Shareholders’ Meeting to be held at 9 a.m. Central time on Friday, May 12, 2017 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602 and at any postponement or adjournment of the meeting, for the purposes set forth in the Notice of Annual Shareholders’ Meeting included with this proxy statement. We made copies of this proxy statement available to shareholders beginning on March 31, 2017.

Questions and Answers About the

Annual Meeting and the Proxy Materials

Where is the annual meeting?

We will hold the annual meeting at 9 a.m. Central time on Friday, May 12, 2017 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602. When you arrive in the lobby, check in at the security desk and take the elevator directly to the seventh floor to reach our auditorium. You will need to present a photo ID when you check in at the security desk. We will have signs posted that direct you to the appropriate location. We will not permit cameras or other recording devices in the auditorium.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

We provide access to our proxy materials over the Internet. On March 31, 2017 we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners. The Notice explains how to access the proxy materials on the Internet and how to vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials included in the Notice.

What will shareholders vote on at the annual meeting?

Shareholders will elect directors to serve until our next annual meeting and will also be asked to approve our executive compensation, to vote on the frequency of votes on executive compensation, and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017. We do not expect any other matters to be presented at the meeting. If other matters are properly presented for voting, the persons named as proxies will vote in accordance with their best judgment on those matters.

Who is entitled to vote at the annual meeting?

Shareholders of record as of the close of business on March 13, 2017 are entitled to vote at the meeting. On that date, there were 43,930,624 outstanding shares of common stock.

What is a shareholder of record?

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares.

If your shares are held in a stock brokerage account or by a bank, or other holder of record, you are considered the beneficial owner of shares held in street name. Your broker, bank, or other holder of record is the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares.

Morningstar, Inc. 2017 Proxy Statement

How many votes are required to elect directors and adopt proposals?

The election of each director, approval of our executive compensation, and ratification of the appointment of KPMG as our independent registered public accounting firm each require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote. The option receiving the most votes regarding the frequency of votes on executive compensation will be considered by the Board as the shareholders’ recommendation as to the frequency of future votes on executive compensation. A majority of the shares entitled to vote on a matter, whether present in person or by proxy, will constitute a quorum at the meeting.

How many votes am I entitled to per share?

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted upon at the meeting.

How do I vote?

If you are a shareholder of record, you may vote in person at the meeting. If you do not wish to vote in person or if you will not be attending the meeting, you may vote by telephone, or over the Internet, by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you received a printed copy of the proxy materials, you may also complete, sign, and date your proxy card and return it in the prepaid envelope that was included with the printed materials.

If you are a beneficial owner of shares and you wish to vote in person at the meeting, you must obtain a proxy from your broker, bank, or other shareholder of record and present it to the inspector of election with your ballot. If you do not wish to vote in person or will not be attending the meeting, you may vote by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received from the shareholder of record of your shares. If you received a printed copy of the proxy materials, you should have received a proxy card and voting instructions from the shareholder of record of your shares.

If you are a shareholder of record and submit a signed proxy card but do not fill out the voting instructions, the persons named as proxy holders will vote the shares represented by your proxy as follows:

• FOR the election of the directors listed in the proxy statement.

• FOR the approval of our executive compensation.

• FOR a frequency of every THREE YEARS for future votes on executive compensation.

• FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2017.

What happens if I abstain from voting on a matter or my broker withholds my vote?

For the election of directors, approval of our executive compensation and ratification of the appointment of KPMG as our independent registered public accounting firm, abstentions are treated as shares that are represented and entitled to vote, so abstaining has the same effect as a negative vote. Abstentions will have no effect on the proposal regarding the frequency of votes on executive compensation. Shares held by brokers that do not have discretionary authority to vote on a particular proposal and that have not received voting instructions from their customers are not counted as being represented or entitled to vote on the proposal, which has the effect of reducing the number of affirmative votes needed to approve the proposal.

Should I submit a proxy even if I plan to attend the annual meeting?

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you attend the meeting and are a shareholder of record, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the meeting.

Can I revoke my proxy?

You may revoke your proxy at any time before the completion of voting at the meeting by voting in person at the meeting or by delivering written instructions before the meeting to our corporate secretary at Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. If you are a beneficial owner, you must contact your broker, bank, or other holder of record to revoke any prior voting instructions.

Who will bear the cost of soliciting votes for the annual meeting?

We will bear the expense of soliciting proxies. Our directors, officers, and other employees may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We do not compensate them for soliciting proxies. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse those brokers and nominees for the reasonable expenses of doing so in accordance with applicable law.

Will a live video stream of the annual meeting be available?

You can view a live video stream of the annual meeting at http://global.morningstar.com/annualmeeting2017. You can submit questions for management to address during the meeting by visiting http://morningstar.socialqa.com.

Will a recording of the annual meeting be available?

You can view a video recording at http://www.morningstar.com/company, which will be available for approximately one year after the meeting.

Proposal 1:

Election of Directors

Our nominees for election as directors include eight independent directors, as defined in the applicable rules for companies traded on the Nasdaq Global Select Market (Nasdaq), and two members of our senior management team. Each director serves a one-year term, as described below, with all directors subject to annual election. All of the nominees, except for Caroline Tsay, are currently directors.

At the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each person listed below to serve as a director for the term beginning at the annual meeting on May 12, 2017 and ending with the annual meeting to be held in 2018 or until his or her successor, if any, is elected and qualified. Unless proxy cards are otherwise marked, the persons named as proxy holders will vote all proxies received FOR the election of each nominee.

If any director nominee is unable or unwilling to stand for election at the time of the annual meeting, the persons named as proxy holders may vote either for a substitute nominee designated by the Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board believes that each nominee will be able and willing to serve if elected as a director.

Recommendation of the Board

The Board recommends that you vote FOR the election of each of the following nominees. We describe certain individual qualifications and skills that led the Board to conclude that each person should serve as a director below.

Name	Age	Position
Joe Mansueto	60	Executive Chairman and Chairman of the Board
Kunal Kapoor	41	Chief Executive Officer and Director
Robin Diamonte	52	Director
Cheryl Francis	63	Director
Steve Kaplan	57	Director
Gail Landis	64	Director
Bill Lyons	61	Director
Jack Noonan	69	Director
Caroline Tsay	35	Director Nominee
Hugh Zentmyer	70	Director

Joe Mansueto

Joe Mansueto founded Morningstar in 1984 and became executive chairman in 2017. He has served as chairman since our company’s inception and as chief executive officer from 1984 to 1996 and from 2000 to 2016. He holds a bachelor’s degree in business administration from The University of Chicago and a master’s degree in business administration from The University of Chicago Booth School of Business.

As the founder and controlling shareholder of the company, Joe Mansueto’s knowledge of all aspects of the business and the financial information industry position him well to serve as executive chairman of the company and chairman of the Board.

Kunal Kapoor

Kunal Kapoor is chief executive officer of Morningstar and was appointed to the Board in January 2017. Before assuming his current role in 2017, he served as president, responsible for product development and innovation, sales and marketing, and driving strategic prioritization across the firm. Before becoming president in 2015, Kunal was head of global products and client solutions. Kunal became head of our global client solutions group in 2013 and took on additional responsibility for the products group in February 2014. For part of 2013, he was president of our Data Division, and from 2010 until 2012, he was president of Equity and Market Data/Software. In 2009 and 2010, he was president of Individual Software. Kunal joined Morningstar in 1997. He holds a bachelor’s degree in economics and environmental policy from Monmouth College and a master’s degree in business administration from The University of Chicago Booth School of Business. He also holds the Chartered Financial Analyst (CFA) designation.

Since he joined the company, Kunal Kapoor has worked in leadership roles in almost every area of the company, currently serving as chief executive officer. As a result, he is uniquely able to advise the Board on the opportunities and challenges of managing the company and its strategy for growth, as well as its day to day operations and risks.

Robin Diamonte

Robin Diamonte was appointed to the Board in December 2015. She has been vice president and chief investment officer of United Technologies Corporation, a diversified company providing high-technology products and services to the global aerospace and building systems industries, since 2004. Before joining United Technologies Corporation, she held several positions during her 12-year tenure at Verizon Investment Management Corporation, the asset management arm of Verizon Communications Inc., rising from research analyst to managing director. She holds a bachelor’s degree in electrical engineering and a master’s degree in business administration from the University of New Haven.

As the vice president and chief investment officer of United Technologies Corporation, Robin Diamonte has extensive experience in the retirement industry. Her expertise is a great asset to our growing retirement business.

Cheryl Francis

Cheryl Francis was elected to the Board in July 2002. She has been co-chair, Corporate Leadership Center, a not-for-profit organization focused on developing tomorrow’s business leaders, since August 2008 and vice-chair from 2002 to August 2008. She has been an independent business and financial advisor since 2000. From 1995 to 2000, she served as executive vice president and chief financial officer of R.R. Donnelley & Sons Company, a print media company. She currently serves as a member of the board of directors of HNI Corporation and Aon plc. She holds a bachelor’s degree from Cornell University and a master’s degree in business administration from The University of Chicago Booth School of Business.

Cheryl Francis is an experienced financial leader. Her experience serving as the chief financial officer of a public company makes her a valuable asset, both on our Board and as Chair of the Audit Committee. Cheryl also currently serves on the board of two other public companies and qualifies as an audit committee financial expert under the relevant SEC rules.

Steve Kaplan

Steve Kaplan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. Since 1988, he has been a professor at The University of Chicago Booth School of Business where he currently is the Neubauer Family Distinguished Service Professor of Entrepreneurship and Finance. He holds a bachelor’s degree in applied mathematics and economics from Harvard College and a Ph.D. in business economics from Harvard University. He formerly served on the board of trustees of the Columbia Acorn Funds and on the board of directors of Accretive Health, Inc.

Steve Kaplan has an extensive background in academia. As a professor, his research and teaching focus on issues in private equity and entrepreneurial finance. His expertise is valuable in analyzing our business and potential acquisitions.

Gail Landis

Gail Landis was elected to the Board in May 2013. She was a founding partner of Evercore Asset Management, LLC, an institutional asset management firm, and served as managing principal from 2005 until her retirement in December 2011. From 2003 to 2005, she served as head of distribution for the Americas for Credit Suisse Asset Management, the asset management division of Credit Suisse AG. From 1981 to 2002, she served in senior roles with Sanford C. Bernstein & Co., Inc. and its successor company AllianceBernstein L.P., a global asset management firm. She holds a bachelor’s degree in East Asian studies from Boston University and a master’s degree in business administration from New York University’s Stern School of Business.

Gail Landis brings to the Board deep knowledge of the asset management industry. With over 30 years of experience as an investment management executive, she has an excellent understanding of the needs of institutional clients.

Bill Lyons

Bill Lyons was appointed to the Board in September 2007. He served as president and chief executive officer of American Century Companies, Inc., an investment management company, from September 2000 until his retirement in March 2007. From 1987 to 2000, he served in other capacities at American Century Companies, Inc., including as general counsel, chief operating officer, and president. He currently serves as a member of the board of directors of NIC Inc. and The NASDAQ Stock Market LLC, and five affiliated exchanges, all wholly owned subsidiaries of the Nasdaq, Inc. He holds a bachelor’s degree in history from Yale University and a juris doctor degree from Northwestern University School of Law.

As the former chief executive officer of a private investment management company, Bill Lyons has extensive experience in the mutual fund industry. Both through his work in the mutual fund industry and as a member of the investment committee of three private foundations, Bill has experience with relevant matters pertaining to credit ratings that help the Nominating and Corporate Governance Committee fulfill its oversight responsibilities relating to Morningstar Credit Ratings. His business acumen and knowledge of the mutual fund industry provide our Board with unique insight and a keen perspective on our customers’ priorities and challenges. Bill also currently serves on the board of another public company.

Jack Noonan

Jack Noonan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. He is a private investor and served as transition executive of International Business Machines Corporation, a leading manufacturer of information technologies, from October 2009 to December 2009. From January 1992 to October 2009, he served as president and chief executive officer of SPSS Inc., a software company specializing in predictive analytics. From January 2008 to October 2009, he also served as chairman of the board of directors of SPSS Inc. He formerly served as a member of the board of directors of Lionbridge Technologies, Inc. and Fleetmatics Group PLC.

As the former chief executive officer of a public company, Jack Noonan offers a wealth of management and business experience. Jack’s exposure to the complex issues facing a global software provider makes him a valuable member of our Board.

Caroline Tsay

Caroline Tsay has served as chief executive officer of Compute Software, Inc., an enterprise cloud infrastructure software company, since January 2017. From March 2013 to December 2016, she served as vice president and general manager of the online channel at Hewlett Packard Enterprise Company, an information technology company. From April 2007 to March 2013, she held several product leadership positions across the consumer search, e-commerce, and advertising businesses at Yahoo! Inc., a digital media company. She currently serves on the board of directors of Rosetta Stone Inc. and Travelzoo Inc. She holds a bachelor’s degree in computer science and master’s degree in management science and engineering, both from Stanford University.

Caroline Tsay brings to the Board an extensive background in technology as well as significant leadership and management experience, including expertise in the areas of cloud infrastructure and sales. Caroline also currently serves on the board of two other public companies.

Hugh Zentmyer

Hugh Zentmyer was appointed to the Board in January 2010. He served as executive vice president of Illinois Tool Works Inc., a diversified manufacturer of industrial systems and components, from 1995 until his retirement in January 2009. He holds a bachelor’s degree in accounting from the University of Cincinnati and a master’s degree in business administration from Xavier University.

With his years of experience working at a large decentralized company, Hugh Zentmyer brings to the Board his understanding of what makes businesses work effectively and efficiently. He has experience leading businesses with worldwide operations that market their products through multiple channels. His experience with global strategic acquisitions fits well with our company’s emphasis on global expansion.

Board of Directors and Corporate Governance

We have adopted a set of Corporate Governance Guidelines to guide the Board in its objective of enhancing shareholder value over the long term. The shareholders elect the Board and vote on extraordinary matters. Our Board currently consists of ten directors. The Board believes there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the chief executive officer, as directors. The current Board members include eight independent directors and two members of our senior management team. Paul Sturm, an independent director, is not standing for re-election at the annual meeting. If Caroline Tsay is elected to the Board, she will become our eighth independent director and our Board will continue to consist of ten directors.

Independent Directors

Each of our director nominees, other than Joe Mansueto and Kunal Kapoor, qualifies as independent under Nasdaq requirements. The Nasdaq independence rules preclude a finding of independence if the director is employed by the company or has engaged in various types of business dealings with the company. In reaching its conclusion that each of our non-employee director nominees is independent, the Board has determined that none of them has a relationship with the company that would interfere with the exercise of his or her independent judgment.

In making this determination, the Board reviewed and discussed information provided by the directors and management with regard to each director nominee’s business and personal activities as they relate to the company. For Robin Diamonte, the Board considered ordinary course transactions between the company and United Technologies Corporation, where she is vice president and chief investment officer. For Cheryl Francis, the Board considered ordinary course transactions between the company and Aon plc, where she is a member of the board of directors, and ordinary course transactions between the company and Corporate Leadership Center, where she is co-chairman. For Steve Kaplan, the Board considered ordinary course transactions between the company and Columbia Acorn Funds, where he previously served as a member of the board of trustees, and a charitable contribution of $25 million to be paid over time by Joe Mansueto to support the construction of a library at The University of Chicago, where Steve is a professor. For Bill Lyons, the Board considered ordinary course transactions between the company and The NASDAQ Stock Market LLC, where he is a director. Gail Landis, Jack Noonan, Paul Sturm, Caroline Tsay, and Hugh Zentmyer do not have any relationships involving the company other than their positions as members of the Board.

The Board has determined that each member of the Audit Committee qualifies as independent under special standards established by the Securities and Exchange Commission (SEC) for members of audit committees. The Board has also determined that each Audit Committee member has sufficient knowledge to read and understand the company’s financial statements and to serve on the Audit Committee. Additionally, the Board has determined that Cheryl Francis, the Chair of the Audit Committee, qualifies as an audit committee financial expert under the relevant SEC rules. This designation is related to Cheryl’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon her any duties, obligations, or liabilities that are greater than those generally imposed on her as a member of the Audit Committee and the Board. Her designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations, or liabilities of any member of the Audit Committee or the Board.

The Board has determined that each member of the Compensation Committee qualifies as independent under special standards established by the SEC and also under the Internal Revenue Code for members of compensation committees.

Board Responsibilities and Structure

The primary responsibilities of the Board are to provide oversight, counseling, and direction to our management team in the long-term interests of the company and our shareholders. The Board’s responsibilities include:

• selecting and regularly evaluating the performance of the chief executive officer;

• planning for chief executive officer succession;

• monitoring succession planning for other senior executives;

• overseeing the conduct of our business to evaluate whether the business is being properly managed, including review of the strategic plan;

• risk oversight; and

• overseeing the processes for maintaining the integrity of our financial statements and other public disclosures and compliance with law and ethics.

The chief executive officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to certain extraordinary corporate actions.

The Board is responsible for determining the respective roles of the chairman of the board and chief executive officer. Joe Mansueto served as chairman of the board and chief executive officer of the company until January 1, 2017. Joe wanted to have a more flexible schedule and decided to step back from our day-to-day operations to instead focus on strategy, capital allocation, advising our senior team, and leading the Board. Joe continues to serve as chairman of the Board and assumed the role of executive chairman of the company. Effective January 1, 2017, the Board appointed Kunal Kapoor as chief executive officer and to the Board. In the past, the Board felt that combining the positions of chairman of the board and chief executive officer was in the best interest of the company. But the Board is confident that this structure, which combines Joe’s unparalleled knowledge of all aspects of the business and its history as founder and controlling shareholder with Kunal’s management of the day-to-day operations, will benefit the business.

The Board has not designated a lead director; however, the independent directors choose from among themselves a lead director with respect to specific matters when appropriate. The Board believes this practice has been working well. The Chair of the Nominating and Corporate Governance Committee works closely with the chairman to set the agenda for each Board meeting and serves as a liaison between the chairman and the independent directors.

The Board and its committees meet throughout the year on a set schedule. From time to time as appropriate, the Board and its committees also hold special meetings and may act by written consent. Board agendas include regularly scheduled sessions for the independent directors to meet without members of management present. The independent directors determine who among them will be responsible for chairing sessions for the independent directors. The Board has delegated various responsibilities and authority to different Board committees, as described below. These committees regularly report on their activities and actions to the full Board. Board members have access to all of our employees outside of Board meetings.

Board’s Role in Risk Oversight

The Board’s role in the company’s risk oversight process involves both the Audit Committee and the full Board. The Audit Committee reviews and discusses with management risks relating to the company’s financial systems and data in the context of internal controls and legal exposure and the steps that management has taken to monitor and control them. Management identifies and prioritizes enterprise-wide risks. Each year, the full Board receives a presentation by management on enterprise risk, including operational, financial, legal and regulatory, strategic, and reputational risks. Management makes additional reports about enterprise risks as needed or as requested by the Board.

Risk Considerations in our Compensation Program

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company. In reaching this determination, we have taken into account the following design elements of our compensation policies and practices:

• the mixture of cash and equity-based compensation encourages an appropriate balance between short-term and long-term risk;

• multi-year vesting of equity awards encourages employees to focus on the long-term operational and financial performance of the company; and

• the use of stock ownership requirements for our executive officers not only aligns their interests with shareholders but also discourages a short-term focus.

Attendance at Board, Committee, and Annual Shareholders’ Meetings

The Board held seven meetings in 2016. We expect each director to attend each meeting of the Board and the committees on which he or she serves as well as the annual meeting. In 2016, each director attended at least 75% of the meetings of the Board and the committees on which he or she served. Except for Don Phillips, each of the directors then in office attended our 2016 Annual Shareholders’ Meeting.

Board Committees and Charters

The Board currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees and appoints the members to each of these committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director under Nasdaq standards. Each Board committee has a written charter approved by the Board. A copy of each charter is available in the Investor Relations area of our corporate website at http://www.morningstar.com/company in the Corporate Governance section. The table below shows the members of each committee as of the date of this proxy statement, and the number of meetings held by each committee during 2016.

Director	Audit	Compensation	Nominating and Corporate Governance
Joe Mansueto
Kunal Kapoor
Robin Diamonte	Member
Cheryl Francis	Chair	Member
Steve Kaplan		Chair	Member
Gail Landis	Member		Member
Bill Lyons		Member	Chair
Jack Noonan	Member	Member
Paul Sturm			Member
Hugh Zentmyer	Member	Member
2016 Meetings	9	5	5

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions and is directly responsible for appointing, retaining, compensating, and overseeing the work of our independent registered public accounting firm. We describe the responsibilities and activities of the Audit Committee in greater detail in the Audit Committee Report on page 32.

Compensation Committee

The Compensation Committee reviews and determines salaries, incentive plan awards, and other matters relating to compensation of our executive officers, other than the chief executive officer, based on feedback from our chief executive officer about the officer’s performance and overall contribution to the company. It also makes recommendations to the Board concerning compensation for the chief executive officer. The Compensation Committee administers our equity-based compensation plans, including reviewing and granting equity-based awards to our non-employee directors, executive officers, and other employees. The Compensation Committee also reviews and determines various other Morningstar compensation policies and related matters. The Compensation Committee makes recommendations to the Board concerning our compensation practices for non-employee directors.

The Compensation Committee may, in its discretion and only to the extent permitted by law, delegate its authority to a subcommittee of the Compensation Committee. The Compensation Committee may engage its own outside advisors as it deems appropriate. In 2016, management retained an independent compensation consultant, Willis Towers Watson, to conduct a competitive market review of the company’s executive compensation program. We discuss additional information about the Compensation Committee, its activity during 2016, and related matters in the Compensation Discussion and Analysis section, which begins on page 15.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee and the Board take into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company; understanding of our business; education and professional background, including current employment and other board memberships; and reputation for integrity. Although the company does not have a formal diversity policy, the Nominating and Corporate Governance Committee and the Board believe that it is essential that the individual Board members represent diverse opinions, perspectives, personal and professional experiences, and backgrounds. The Nominating and Corporate Governance Committee reviews these factors and others it considers useful in the context of the perceived needs of the Board. The priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. The Nominating and Corporate Governance Committee establishes procedures for the nomination process and recommends candidates for election to the Board.

Consideration of new Board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the Board. In 2016, we did not use a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. Caroline Tsay, who was nominated by the Board to serve as a director for the term beginning at the annual meeting, was introduced to the then Chair of the Nominating and Corporate Governance Committee by a third party. The Board sought to add a member with significant technology and management experience, and as described on page 6, Caroline’s experience fit this need. The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders using the same criteria it uses for other candidates. A shareholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications to our corporate secretary at Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board regarding the appropriate size, performance, composition, duties, and responsibilities of the Board and each of its committees. The Nominating and Corporate Governance Committee also reviews and reports to the Board on a periodic basis on other corporate governance matters.

Limitation on Other Board Service

We require that our directors who are currently serving as an executive officer of a public company serve on a total of no more than three public company boards, including ours. We require that our directors who are not currently serving as an executive officer of a public company serve on no more than four public company boards, including ours.

Communications from Shareholders to the Board

Shareholders may communicate with the Board by writing to our corporate secretary at Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602 or by sending an email to board@morningstar.com. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our corporate secretary to forward correspondence only to the intended recipients; however, the Board has also instructed her to review the correspondence prior to forwarding it and, in her discretion, not to forward certain items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In these cases, she may forward some of the correspondence elsewhere in the company for review and possible response.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. We have posted the guidelines in the Investor Relations area of our corporate website at http://www.morningstar.com/company in the Corporate Governance section.

Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

• The Board believes that a board of directors consisting of seven to 12 members is an appropriate size based on our present circumstances. The Board periodically evaluates whether a larger or smaller slate of directors would be preferable.

• The Board may fill Board vacancies. Directors appointed by the Board to fill vacancies serve until the next annual meeting at which directors are to be elected.

• The Board believes that, except during periods of temporary vacancies, a substantial majority of its directors must be independent. In determining the independence of a director, the Board applies the relevant Nasdaq requirements and applicable law and regulations.

• The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they can also result in the loss of contribution of directors who have been able to develop, over a period of time, increasing insight into the company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Board believes it can continue to evolve and adopt new viewpoints through the process for the evaluation and nomination of director candidates. In that regard, the Nominating and Corporate Governance Committee and the Board consider each member’s length of service and openness to new ideas when considering the appropriate slate of candidates to recommend for nomination.

• Directors are required to retire from the Board when they reach the age of 73. A director reaching the age of 73 following his or her election to the Board may continue to serve until the next annual meeting. On the recommendation of the Nominating and Corporate Governance Committee, the Board may waive this requirement for any director if deemed in the best interests of the company.

• The Board believes that any director who discontinues his or her present employment or who materially changes his or her position should promptly tender a written offer of resignation to the Board. The Nominating and Corporate Governance Committee will then evaluate whether the Board should accept the resignation based on a review of whether the director continues to satisfy the Board’s membership criteria in light of his or her changed circumstances.

• All directors are expected to comply with their obligations described in the Conflicts of Interest section of our Corporate Governance Guidelines. If an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in our business operations, or in a director’s circumstances, the director should immediately report that matter to our general counsel for evaluation. If a significant conflict cannot be resolved, the director may be expected to resign.

• If a director has a personal interest in a matter before the Board, the director must disclose the interest to the Board, must excuse himself or herself from participation in the discussion, and may not vote on the matter.

The Investor Relations area of our corporate website at http://www.morningstar.com/company also includes our Code of Ethics and our Securities Trading and Disclosure Policy, each of which has been adopted by the Board.

Directors’ Compensation

The Board establishes non-employee directors’ compensation based on the recommendation of the Compensation Committee. Directors who are also our employees do not receive any additional compensation for serving on the Board or attending Board meetings. Our non-employee directors receive cash compensation and equity-based compensation.

Cash Compensation

In 2016, each non-employee director received an annual retainer of $30,000. Non-employee directors who are members of the Audit Committee or Compensation Committee received an additional annual retainer of $5,000 and members of the Nominating and Corporate Governance Committee received an additional annual retainer of $10,000. The higher annual retainer for members of the Nominating and Corporate Governance Committee was adopted due to the committee being assigned certain oversight responsibilities imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act that pertain to Morningstar Credit Ratings LLC, a nationally recognized statistical rating organization and one of the company’s subsidiaries. The Audit Committee Chair, Compensation Committee Chair, and Nominating and Corporate Governance Committee Chair received an annual retainer of $25,000, $10,000, and $25,000, respectively. In addition to the retainers described above, we reimburse our non-employee directors for travel expenses for attending Board and committee meetings.

Equity-Based Compensation

In 2016, each of our non-employee directors received an annual grant of restricted stock units covering shares with a value of $130,000 at grant that vest over a period of three years. In lieu of receiving the annual grant of restricted stock units, new non-employee directors receive an initial grant of restricted stock units covering shares with a value of $250,000 at grant, also vesting over a period of three years.

2016 Directors’ Compensation

The following table shows compensation earned by each of our non-employee directors in 2016. Joe Mansueto is the chairman of our Board and a Morningstar employee. Joe does not receive any additional compensation for serving on or acting as chairman of the Board or attending Board meetings.

	Fees Earned or Paid in Cash	Stock Awards	Total	(1)
Robin Diamonte	$35,000	$249,970	$284,970
Cheryl Francis	65,000	129,978	194,978
Steve Kaplan	55,000	129,978	184,978
Gail Landis	45,000	129,978	174,978
Bill Lyons	45,000	129,978	174,978
Jack Noonan	40,000	129,978	169,978
Paul Sturm(2)	65,000	129,978	194,978
Hugh Zentmyer	40,000	129,978	169,978

(1) As required by relevant SEC rules, the amounts represent the aggregate grant date fair value for restricted stock unit awards granted in 2016 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). See Note 11 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating these amounts. As of December 31, 2016, our non-employee directors held the following number of restricted stock units: Robin Diamonte 3,054; Cheryl Francis 3,307; Steve Kaplan 3,307; Gail Landis 3,307; Bill Lyons 3,307; Jack Noonan 3,307; Paul Sturm 3,307; and Hugh Zentmyer 3,307. Stock awards when granted are rounded to the nearest whole share not exceeding the intended grant amount.

(2) In February 2017, Paul Sturm announced his intention to step down as a member of the Board at the annual meeting on May 12, 2017.

Don Phillips stepped down from the Board on December 31, 2016. Prior to that date, he was a member of our board and a Morningstar managing director. In 2016, Don received a base salary of $180,000 and a bonus of $104,652 for 2016 performance. Also during 2016, Don received a grant of restricted stock units with a value equal to $224,924 at grant, which vest over a period of four years.

Security Ownership of Certain Beneficial

Owners and Management

The following table shows information about beneficial ownership of our common stock as of March 1, 2017 by each of our directors and director nominees, each of the executive officers identified in the compensation tables included in this proxy statement, each holder of more than 5% of our common stock, and all of our directors, director nominees and executive officers as a group. Except as otherwise indicated in the notes to the table, each person named in the table has sole voting and investment power with respect to the shares listed.

The following table is based on 42,930,624 shares of our common stock outstanding as of March 13, 2017.

Shareholder	Number of Shares Beneficially Owned	Percentage of Common Stock
Joe Mansueto(1)	24,335,397	56.7%
Kunal Kapoor	19,872	*
Stéphane Biehler	7,847	*
Bevin Desmond(2)	29,825	*
Daniel Needham	13,364	*
Robin Diamonte	0	—
Cheryl Francis(3)	24,716	*
Steve Kaplan(4)	48,818	*
Gail Landis	4,518	*
Bill Lyons(5)	20,828	*
Jack Noonan(6)	47,032	*
Paul Sturm(7)	45,671	*
Caroline Tsay	0	—
Hugh Zentmyer(8)	14,980	*
All directors, director nominees and executive officers as of March 1, 2017 as a group (18 persons)(9)	24,649,114	57.4
Eaton Vance Management(10)	3,556,716	8.3

* Represents beneficial ownership of less than 1%.

(1) Joe Mansueto’s address is c/o Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. Joe has pledged 1,800,000 shares of our common stock as security under the terms of a bank credit agreement. Includes 226,437 shares of our common stock held by the Mansueto Foundation, a private charitable foundation.

(2) Includes 8,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2017 and 21,107 shares of common stock held by Bevin’s spouse.

(3) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2017.

(4) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2017.

(5) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2017 and 7,500 shares of common stock as to which Bill has shared voting and investment power.

(6) Includes 2.316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2017 and 1,000 shares of common stock held by Jack’s spouse.

(7) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2017.

(8) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2017.

(9) Includes 21,896 shares of common stock as to which directors and executive officers have the right to acquire beneficial ownership by April 30, 2017.

(10) The indicated interest is based solely on a Schedule 13G filed on February 15, 2017 by Eaton Vance Management (EVM), a registered investment adviser, whose business address is 2 International Place, Boston, MA 02110. In its Schedule 13G, the reporting persons reported ownership as of December 31, 2016 as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
EVM	3,556,716	3,556,716	0	3,556,716	0

Restricted Stock Units

The following table shows information about the number of unvested restricted stock units held as of March 1, 2017 by each of our directors and director nominees, each of the executive officers identified in the compensation tables included in this proxy statement, and all of our directors, director nominees and executive officers as a group. The restricted stock units shown in this table will not vest by April 30, 2017.

Number of Unvested Restricted Stock Units
Joe Mansueto	—
Kunal Kapoor	47,286
Stéphane Biehler	10,190
Bevin Desmond	8,352
Daniel Needham	7,121
Robin Diamonte	3,054
Cheryl Francis	3,307
Steve Kaplan	3,307
Gail Landis	3,307
Bill Lyons	3,307
Jack Noonan	3,307
Paul Sturm	3,307
Caroline Tsay	—
Hugh Zentmyer	3,307
All directors, director nominees and executive officers as of March 1, 2017 as a group (18 persons)	107,244

Compensation Discussion and Analysis

In this section, we discuss the goals of our compensation program and how we compensated each of the executive officers identified in the following table in 2016. We refer to this group as the named executive officers, and the group includes our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers during 2016.

Name	Title
Joe Mansueto	Chairman and Chief Executive Officer (Chairman of the Board and Executive Chairman as of January 2017)
Kunal Kapoor	President (Chief Executive Officer as of January 2017)
Stéphane Biehler	Former Chief Financial Officer
Bevin Desmond	Head of Global Markets and Human Resources
Daniel Needham	President and Chief Investment Officer, Investment Management

In January 2017, Kunal Kapoor, who previously served as our president, became our chief executive officer and was also appointed to the Board. Joe Mansueto assumed the role of executive chairman of the company and continues to serve as the chairman of the Board.

In early March 2017, Stéphane Biehler resigned as chief financial officer. Kunal Kapoor is serving as interim chief financial officer until we appoint a replacement.

Goals of Our Compensation Program

Our Compensation Committee’s compensation philosophy is to pay our executives competitive base salaries and provide them with the opportunity to earn meaningful equity-based and incentive compensation through the Morningstar 2011 Stock Incentive Plan (the Stock Incentive Plan) and the Morningstar Incentive Plan (the Corporate Incentive Plan).

Our goal is to develop compensation policies and practices that:

• attract and retain talented executives;

• motivate and reward our executives for their individual and collective contributions to the company; and

• align our executives’ interests with the long-term interests of our shareholders.

The Compensation Committee believes that, as members of our management team take on more responsibility at Morningstar, variable incentive pay and equity awards should make up a larger portion of their total compensation. Our compensation program is designed to reward each member of our management team based on his or her overall contribution to the company and the goals and initiatives most relevant to his or her role.

The Compensation Committee does not use rigid formulas to determine executive compensation but nevertheless aims to tie incentive compensation closely to value creation, as measured by increases in revenue and EBITDA (earnings before interest, taxes, depreciation, and amortization) or similar measures. Our equity program, combined with our stock ownership requirements for our executive officers and directors, rewards long-term stock performance. The Compensation Committee bases its decisions about an executive’s compensation on its assessment of his or her performance and contribution toward enhancing the intrinsic value of our company. The Compensation Committee relies on its judgment in determining the amounts and combination of base salary, annual bonus, and equity awards.

In 2016, management retained an independent executive compensation consultant, Willis Towers Watson, to conduct a competitive market review of the company’s executive compensation program, including a competitive compensation analysis for the chief executive officer role, for a fee of approximately $62,000. Separately, Willis Towers Watson also provided, at management’s request, services relating to broader HR and compensation related engagements which totaled approximately $242,000.

The Compensation Committee compares the total compensation of our executives to what it sees in the market for companies of similar size and operating in a similar business. The Compensation Committee doesn’t target specific compensation levels based on this review, but considers this information to obtain a general understanding of current compensation practices.

When setting 2016 compensation, the Compensation Committee compared the total compensation of our executives with compensation for executives at the following companies:

Advent Software, Inc.	FactSet Research Systems, Inc.	IHS Inc.
The Advisory Board Company	Fair Isaac Corporation	MSCI Inc.
CEB Inc.	Financial Engines Inc.	SEI Investments Company
Dun & Bradstreet Corporation	Forrester Research, Inc.	Solera Holdings Inc.
Equifax Inc.	Gartner, Inc.	SS&C Technologies Holdings, Inc.

The Compensation Committee also evaluated various published survey data provided by the McLagan and Radford compensation surveys. These surveys provide information about compensation levels and practices at financial services and technology companies. When reviewing data from published surveys, the Compensation Committee focuses on information specific to companies of Morningstar’s size. For purposes of this Compensation Discussion and Analysis, we refer to the compensation data for these companies and surveys as “market data.”

“Say on Pay” Vote

The company provides its shareholders with an opportunity to cast an advisory “say on pay” vote on executive compensation once every three years. The company held its last say on pay vote at its 2014 Annual Shareholders’ Meeting, and the proposal was approved with more than 96% support. The Compensation Committee did not make any changes to the company’s executive compensation program in response to the 2014 say on pay vote. The company is conducting a say on pay vote at its 2017 Annual Shareholders’ Meeting. For additional information on this year’s say on pay vote, see Proposal 2: An Advisory Vote on Executive Compensation.

2016 CEO Compensation and CEO Compensation Changes for 2017

As mentioned above, in 2016 Joe Mansueto served as our chairman and chief executive officer. In January 2017 Kunal Kapoor became our chief executive officer and Joe assumed the role of executive chairman of the company. In consideration of his status as our principal shareholder, Joe believes that his compensation should be directly aligned with other shareholders and be realized primarily through appreciation in the long-term value of our common stock. Accordingly, at his request, he did not participate in our equity or cash-based incentive programs in 2016. In addition, since resuming his role as our chief executive officer in 2000, his annual salary has been fixed at $100,000. Joe’s annual salary of $100,000 will not change as a result of his change in role to executive chairman of the company, and at his request, he will continue to not participate in our equity or cash-based incentive programs.

Consistent with the company’s overall compensation philosophy, the Compensation Committee and Board believe that variable incentive pay and equity awards should make up a larger portion of Kunal’s compensation as chief executive officer to align his interests with the long-term interests of our shareholders. In anticipation of Kunal’s appointment to chief executive officer, Willis Towers Watson conducted a competitive compensation analysis for the chief executive officer role at our 2016 compensation peer group. The analysis also included data regarding the compensation for a number of newly appointed chief executive officers who succeeded chief executive officers who were also founders. Based on the Board’s review of the analysis prepared by Willis Towers Watson and other factors, the Board established Kunal’s target total compensation at the levels it felt appropriate for a new and first-time chief executive officer, with an emphasis on recognizing his promotion to chief executive officer with increases to his target variable incentive pay levels and equity levels rather than base salary adjustments. The Compensation

Committee and Board will continue to monitor and manage the progression of his target total compensation over time based on his performance. The table below shows Kunal’s 2017 compensation:

Annual Base Salary	Target Bonus	One-Time Equity Grants	On-Going Equity Grants
$350,000	$850,000

One-time restricted stock unit grant of $2.5 million, which was granted on January 3, 2017 and vests over a period of five years so long as Kunal remains the chief executive officer; and

Three tranches of performance shares, each with a three-year performance period:

(1) $833,000 of which will be granted in 2017;

(2) $833,000 of which will be granted in 2018; and

(3) $834,000 of which will be granted in 2019.

The Board will approve the performance conditions applicable to each performance period at the time of grant.

			Minimum ongoing equity grants with a fair market value of $750,000 per year beginning in 2018 so long as Kunal remains the chief executive officer

Elements of our Executive Compensation Program

Our executive compensation program currently consists of two main elements: cash compensation (including annual base salary and annual bonus) and equity-based compensation. The Compensation Committee believes that its current compensation program for executive officers strikes the correct balance. This mix of equity and cash compensation is intended to align our executive officers with shareholders and provide incentives for our executive officers to enhance the intrinsic value of our company.

Cash Compensation

We pay cash compensation in the form of base salary and bonuses under the Corporate Incentive Plan. We include bonuses in the compensation package because the Compensation Committee believes doing so encourages strong financial and operational performance. We describe each component of cash compensation in more detail below.

Base Salary: The Compensation Committee reviews and determines the base salaries of our executive officers, other than Joe, based in part on Joe’s feedback about the individual’s performance and overall contribution to the company.

In December 2015, the Compensation Committee approved an increase in Kunal Kapoor’s base salary from $300,000 to $350,000. This increase was approved to reflect Kunal’s promotion to president. No other salary changes were approved for our named executive officers for 2016.

Annual Incentives: The Corporate Incentive Plan rewards participants for meeting and exceeding annual performance goals approved by the Compensation Committee. As noted above, Joe does not participate in the Corporate Incentive Plan. The design of the Corporate Incentive Plan gives the Compensation Committee discretion to establish bonuses for our other executive officers based on an assessment of the individual’s achievements and feedback from Joe about the individual’s performance and overall contribution to the company, while preserving the company’s ability to deduct the bonuses to the extent permitted under Section 162(m) of the Internal Revenue Code.

In early 2016 the Compensation Committee established a performance-based compensation measure of 0.9% of operating income before bonus expense (i.e., operating income plus bonus expense) for each named executive officer. This measure set the maximum potential bonus for each named executive officer at $1,965,023. Consistent with Section 162(m) of the Internal Revenue Code, the Compensation Committee has the ability to reduce the bonus payout based on overall company and individual performance. We describe how the Compensation Committee exercised this discretion below.

2016 Bonus Target and Bonus Determinations for Named Executive Officers (Other than Joe Mansueto): In December 2015, the Compensation Committee approved the 2016 bonus target for each of our named executive officers (other than Joe Mansueto, who does not participate in the Corporate Incentive Plan). The 2016 bonus targets ranged from approximately 85% to 100% of each named executive officer’s base salary. The Compensation Committee determined these target bonus levels based on its assessment of the named executive officer’s impact on the company’s results and a desire for a meaningful portion of total compensation to be in the form of variable incentive pay. In determining target bonus levels, the Compensation Committee also reviewed incentive compensation practices at similar companies. As noted above, while the Compensation Committee does not target compensation elements against the market data, the Compensation Committee does review the market data to understand competitive market practices with respect to executive compensation.

The Compensation Committee determined payouts for the 2016 incentive bonuses based primarily on financial performance, using a formula that measured adjusted revenue and adjusted EBITDA relative to goals established for the bonus program. Revenue and EBITDA are adjusted to exclude the impact of certain things, such as intangible amortization, expected incentive compensation costs, foreign currency fluctuations, capitalized software development and its associated depreciation, and acquisitions and divestitures. At the beginning of 2016, the Compensation Committee established a funding formula that specifies bonus funding based on various performance levels. The same formula is used for adjusted revenue and adjusted EBITDA, with the final payout factor being weighted 50% for adjusted revenue and 50% for adjusted EBITDA.

The graphic below illustrates how this formula works:

2016 Bonus Funding Formula

In 2016, our financial performance resulted in the following calculation of the bonus funding factor and final payout factor:

Measure	Achievement	Goal	Goal Attainment	Funding Factor	Weighting	Final Funding Factor
Adjusted Revenue (Millions)	$802.4	$850.0	94.4%	77.6%	50%	68.8%
Adjusted EBITDA (Millions)	$279.7	$330.0	84.8%	60.0%	50%

While the final funding factor was 68.8%, the final payout factor for all participants (including our executives) was 68.0% and the additional fraction of a percent (0.8%) from the funding was used to help differentiate the awards across all participants based on individual performance. Each executive’s bonus target was multiplied by the final payout factor to determine the bonus payout. Adjustments to the calculated award amounts were then determined based on each executive’s individual performance. The Compensation Committee did not establish quantifiable metrics for individual performance. Rather, the Compensation Committee reviewed Joe’s evaluation of each executive’s contributions to key company initiatives and his or her broader impact on the growth of the business. The bonus discussion below describes the key goals for each named executive officer as well as how the Compensation Committee evaluated performance against those goals. The table below shows the target earned by each of our participating named executive officers based on the achievement of financial goals and the adjustments made for individual performance.

	Corporate Incentive Plan
	2016 Target Bonus [A]		Corporate Payout Factor [B]	Individual Performance Adjustment [C]	Final Corporate Incentive Plan Bonus [A] x [B] x [C] = [D]	Investment Management Bonus Plan [E]		Total Bonus [D] + [E]
Kunal Kapoor	$300,000		68.0%	125%	$255,000	—		$255,000
Stéphane Biehler	$350,000		68.0%	95%	$226,100	—		$226,100
Bevin Desmond	$300,000		68.0%	110%	$224,400	—		$224,400
Daniel Needham	$150,000	(1)	68.0%	95%	$ 96,900	$223,057	(2)	$319,957

(1) The target bonus for Daniel under the Corporate Incentive Plan was set at 50% of his base salary because he also participates in a separate Investment Management bonus plan, as described in footnote 2 to this table.

(2) Daniel is the only named executive officer who participated in an Investment Management bonus plan which is linked to the performance of approximately 140 of our managed investment strategies relative to established benchmarks for each investment strategy. Daniel’s target bonus under the Investment Management bonus plan was set at 50% of his base salary, or $150,000. The performance ranges and corresponding payouts for each of our managed investment strategies were established around excess return targets that were greater than the returns of the benchmarks over two time periods. Based on the performance of our managed investment strategies during 2016, Daniel’s payout under the Investment Management bonus plan was 149% of target.

We describe the factors affecting the individual performance adjustment for each of our named executive officers who participated in the Corporate Incentive Plan in more detail below.

Kunal Kapoor: Kunal’s key goals included executing our strategy by increasing the speed and agility of our product development teams, integrating our investment management capabilities, driving research innovation in products, investing to scale by focusing on our next-generation software development, developing his team and promoting collaboration across the organization, and delivering for shareholders by meeting our global revenue and profitability goals.

In 2016, Kunal and his team made significant progress on executing our strategy and made strides in the enhancement of our software development for future deployment. Kunal reorganized his team with a focus on decision making and execution but as described above we missed our global revenue and adjusted EBITDA goals for 2016. He also successfully completed the acquisition of PitchBook and prepared and executed on a detailed management transition and communication plan involving the Board, senior management, clients, employees and other stakeholders regarding his transition to chief executive officer. Based on these factors, Joe recommended to the Compensation Committee and Board that Kunal’s individual performance adjustment be 125% of his final payout factor.

Stéphane Biehler: Stéphane’s key goals included completing the rollout of our global financial system in countries not yet on the platform, expanding our shared services and centers of excellence, capturing related cost reductions, facilitating the finance aspects of the PitchBook acquisition, integrating previous acquisitions into our finance operations, and developing his team and promoting company-wide values.

In 2016, Stéphane and his team successfully completed the rollout of our global financial system in countries not yet on the platform and expanded our shared services and center of excellences capabilities. He and his team completed the finance aspects of the PitchBook acquisition and integrated previous acquisitions into our finance operations. He developed his team through a focus on competency development and promoted our “great team” value across the company. Based on these factors, Joe recommended to the Compensation Committee that Stéphane’s individual performance adjustment be 95% of his final payout factor.

Bevin Desmond: Bevin’s key goals included improving the delivery of human resources services to managers and employees, leveraging and enhancing our talent acquisition and talent management programs, improving our total rewards and performance excellence programs, ensuring our global markets operating model is evolving, and optimizing our use of the data and development centers.

In 2016, Bevin and her team improved the delivery of human resources services to managers and employees through enhancements to the human resources delivery model and enhanced our approach to incorporate additional employee feedback and analytics. She and her team facilitated many senior level hires through our talent acquisition process and incorporated a company-wide talent review framework. She also made improvements to our total rewards programs with a focus on our future incentive and equity programs, evolved our global organization further towards our desired operating model, and implemented improved governance relating to our data and development centers. Additionally, Bevin successfully worked with the Board, Joe, and Kunal to set Morningstar up for future success with Kunal’s new role as chief executive officer. Based on these factors, Joe recommended to the Compensation Committee that Bevin’s individual performance adjustment be 110% of her final payout factor.

Daniel Needham: Daniel’s key goals included developing metrics and measurements within the investment management business, implementing a shared services model for some investment management operations, developing a customer service infrastructure for Morningstar Managed Portfolios, and developing his team through various learning and development initiatives.

In 2016, Daniel continued to successfully drive the investment management business under his leadership with a focus on metric-driven outcomes and team development and implementing a shared services model for some operations. Daniel and his team successfully implemented a customer service infrastructure. Based on these factors, Joe recommended to the Compensation Committee that Daniel’s individual performance adjustment be 95% of his final payout factor.

Equity-Based Compensation

The Stock Incentive Plan provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, and performance shares. All of our employees are eligible for awards under the Stock Incentive Plan. As noted above, Joe Mansueto does not participate in the Stock Incentive Plan.

Equity awards that vest over time are an important part of how we reward our executive officers and other employees. We pay a meaningful portion of executive officer compensation in the form of equity awards to help align the economic interests of our executive officers with those of our shareholders. We also believe it’s important for our executives to have a long-term stake in the success of the business. The amount of equity-based compensation we provide to each executive officer in a given year generally reflects the individual’s level of responsibilities within the company.

The Compensation Committee reviews the value of annual equity awards for each executive officer to assure that they reflect each individual’s responsibilities within the company and encourage retention and long-term alignment with the company’s success. In 2016, the Compensation Committee targeted the value of annual equity grants for our named executive officers at approximately 36% to 50% of total compensation.

In 2016, we granted restricted stock units and performance shares to our named executive officers. We describe these awards in more detail below.

Restricted Stock Units: In May 2016, the Compensation Committee granted restricted stock units to our named executive officers other than Joe Mansueto. The table below shows the approximate value approved for each named executive officer in 2016 and 2015.

	2016 Approximate Value of Restricted Stock Units	2015 Approximate Value of Restricted Stock Units
Kunal Kapoor	$300,000	$250,000
Stéphane Biehler	250,000	250,000
Bevin Desmond	250,000	250,000
Daniel Needham	200,000	150,000

We increased the value of Kunal’s 2016 restricted stock unit award because of his promotion to president during the year. The value of Daniel’s 2016 restricted stock unit award was greater than in 2015 to reflect his strong leadership within our investment management business.

Performance Shares: In 2014, the Compensation Committee introduced a long-term incentive award program to increase the portion of compensation tied to the achievement of pre-established performance goals. The Compensation Committee believes a performance-based long-term incentive program increases alignment with shareholders and provides our executives with a more direct link between Morningstar’s long-term financial performance and their personal rewards.

The program consists of performance share awards, with a three-year performance period. A performance share is the right to receive a share of stock if certain conditions are satisfied during the performance period. The Compensation Committee expects to begin a new three-year performance period each year, meaning that performance periods will overlap to create an ongoing focus on longer-term performance.

2016 Performance Share Awards: In 2016, the Compensation Committee determined that performance will be measured based on a combination of revenue and EBITDA growth, with 70% of the award based on cumulative revenue achievement and 30% based on cumulative EBITDA achievement. The performance shares vest based on our cumulative revenue and EBITDA growth generated for the performance period of January 1, 2016 through December 31, 2018. The Compensation Committee selected cumulative revenue and EBITDA growth as the performance measures for this performance period to focus our named executive officers on accelerating both top-line growth and profitability. The table below shows the 2016 targeted value and number of performance shares approved for each named executive officer.

	2016 Approved Targeted Value of Performance Shares	Number of Target Performance Shares
Kunal Kapoor	$350,000	4,352
Stéphane Biehler	150,000	1,865
Bevin Desmond	250,000	3,109
Daniel Needham	250,000	3,109

We increased the value of Kunal’s 2016 target performance share award because of his promotion to president during the year. The value of Daniel’s 2016 target performance share award was greater than in 2015 to reflect his strong leadership within our investment management business.

The Compensation Committee established threshold, target, and maximum performance levels for cumulative revenue and EBITDA growth. Depending on our performance level, different percentages of performance shares will vest as shown below:

Performance Level	Percentage of Performance Shares that Vest
Threshold	0%
Target	100%
Maximum	200%

The target performance level was established as a stretch goal, requiring higher growth rates for revenue and EBITDA growth than we have recently realized.

The vesting percentage of the performance shares will be determined using straight-line interpolation between the performance levels set forth above, and none of the performance shares will vest if performance is below the threshold performance level. The Compensation Committee will adjust the threshold, target, and maximum performance levels to reflect acquisitions, divestitures, or discontinued operations.

2014 Performance Share Award Payout: In 2014, the Compensation Committee granted performance shares to each of our named executive officers, other than Daniel Needham, who was not an executive officer at the time. Under the 2014 performance share awards, we measured performance over a three-year performance period by assessing our cumulative revenue generated during the performance period. After the conclusion of the three-year performance period, the Compensation Committee determined that the company achieved adjusted cumulative revenue of $2.4272 billion, which was below the threshold performance level of $2.4353 billion and resulted in a zero payout for the performance shares granted in 2014 for all of the participating named executive officers.

Employment Agreements, Change in Control Arrangements, and Deferred Compensation

We do not have any employment agreements, termination agreements, or change-in-control agreements with any of our executive officers.

If there is a change in control of Morningstar, the Compensation Committee can vest or make exercisable, as the case may be, unvested or not yet exercisable awards granted under the Stock Incentive Plan. The following events constitute a change in control within the meaning of the Stock Incentive Plan: the acquisition by a person or entity of more than 50% of Morningstar’s common stock, other than by Joe Mansueto, his wife, children, or any trustee or custodian on their behalf; a merger, consolidation, or statutory share exchange involving Morningstar, unless shareholders receive more than 60% of the stock of the surviving company or the parent company; a liquidation or dissolution of Morningstar; or a sale of substantially all of Morningstar’s assets. The Compensation Committee has not determined how it will exercise its discretion if there is a change in control of Morningstar.

If there had been a change in control of Morningstar on December 31, 2016, and the Compensation Committee accelerated vesting, the market value on that date of the shares subject to unvested restricted stock units that would have vested for the benefit of each of our named executive officers would have been:

Joe Mansueto	$ 0
Kunal Kapoor	624,009
Stéphane Biehler	749,576
Bevin Desmond	614,373
Daniel Needham	523,821

If there had been a change in control of Morningstar on December 31, 2016, and the Compensation Committee accelerated vesting, the market value on that date of the shares subject to unvested performance shares that would have vested at the target performance level for the benefit of each of our named executive officers would have been:

Joe Mansueto	$ 0
Kunal Kapoor	604,295
Stéphane Biehler	307,701
Bevin Desmond	512,860
Daniel Needham	455,998

None of our executive officers hold any unvested stock options that would have been accelerated upon a change in control of Morningstar.

Other than our 401(k) plan, we do not have any plans that permit employees to defer salary or bonus.

Stock Ownership Requirements

The Board has adopted stock ownership requirements for our executive officers and directors. These guidelines are designed to encourage our executive officers and directors to increase their equity stakes in Morningstar and more closely link their economic interests with those of our shareholders. We require each of our executive officers and directors to hold either shares with a value of $5,000,000 or generally speaking, a number of Morningstar shares and share equivalents that is at least the sum of 12.5% of the total number of exercisable stock options and 25% of the total number of vested restricted stock units and vested performance shares that he or she has been granted. As of March 31, 2017, our executive officers and directors were in compliance with these requirements. We describe our stock ownership requirements in more detail in our Securities Trading and Disclosure Policy, a copy of which is available in the Investor Relations area of our corporate website at http://www.morningstar.com/company in the Corporate Governance section.

Anti-Hedging Policy

Our Securities Trading and Disclosure Policy prohibits employees from engaging in short sales of Morningstar’s common stock and transactions in publicly traded options in Morningstar’s common stock (such as puts, calls, and other derivative securities) on an exchange or in any other organized market.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board the inclusion of the Compensation Discussion and Analysis in Morningstar’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee

Steve Kaplan, Chair
Cheryl Francis
Bill Lyons
Jack Noonan
Hugh Zentmyer

Compensation Committee Interlocks and

Insider Participation

None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has any executive officers serving as a member of our Board or compensation committee.

Executive Compensation

The following table shows compensation for our named executive officers. No compensation information is provided for Kunal and Daniel for 2014 because they were not named executive officers during those years.

2016 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	(1)	Option Awards	Non-Equity Incentive Plan Compensation	(2)	All Other Compensation	(3)	Total
Joe Mansueto	2016	$100,000	$—	$ —		$—	$ —		$ 5,291		$ 105,291
Chairman of the Board and Executive Chairman(4)	2015	100,000	—	—		—	—		5,291		105,291
	2014	100,000	—	—		—	—		5,295		105,295
Kunal Kapoor	2016	337,500	—	660,282		—	255,000		13,541		1,266,323
Chief Executive Officer(4)	2015	293,750	—	536,770		—	280,000		13,541		1,124,061
Stéphane Biehler(5)	2016	350,000	—	404,373		—	226,100		13,541		994,014
Former Chief Financial Officer	2015	350,000	—	422,054		—	325,000		13,322		1,110,376
	2014	350,000	—	405,310		—	335,000		29,733		1,120,043
Bevin Desmond	2016	300,000	—	507,364		—	224,400		13,541		1,045,305
Head of Global Markets and	2015	300,000	—	536,770		—	315,000		13,541		1,165,311
Human Resources	2014	293,750	—	478,981		—	285,000		13,170		1,070,901
Daniel Needham	2016	300,000	—	457,354		—	319,957		16,562		1,093,873
President and Chief Investment Officer of Investment Management	2015	324,633	—	294,635		—	315,000		67,193		1,001,461

(1) As required by relevant SEC rules, the amounts represent the aggregate grant date fair value for restricted stock unit awards and performance share awards granted in 2016 as determined pursuant to FASB ASC Topic 718. The amounts included for the performance shares are calculated based on the probable satisfaction of the performance condition for these awards as of the grant date. See Note 11 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating these amounts. If the maximum performance level is achieved, the amounts that would be received with respect to the 2016 performance shares calculated as of the grant date are as follows: Joe $0; Stéphane $308,807; Bevin $514,788; Kunal $720,604; and Daniel $514,788. For further information on these awards, see the 2016 Grants of Plan-Based Awards table beginning on page 26 of this Proxy Statement.

(2) The amounts represent annual bonus payments made under the Corporate Incentive Plan and, in the case of Daniel Needham, the Investment Management bonus plan. For further information on these payments, see Compensation Discussion and Analysis — Annual Incentives.

(3) For 2016, the amounts shown represent the following:

	Amounts Paid for Basic Life and Accidental Death and Dismemberment Insurance	Matching Contributions to Our 401(k) Plan	Other		Total
Joe Mansueto	$41	$ 5,250	$ —		$ 5,291
Kunal Kapoor	41	13,500	—		13,541
Stéphane Biehler	41	13,500	—		13,541
Bevin Desmond	41	13,500	—		13,541
Daniel Needham	41	13,500	3,021	(a)	16,562

(a) The amounts shown include $1,991 for tax preparation fees and $1,030 for visa fees. The amounts reported represent the actual amounts paid or reimbursed by the company.

(4) In January 2017, Kunal Kapoor became our chief executive officer and was also appointed to the Board. Joe Mansueto assumed the role of executive chairman of the company and continues to serve as the chairman of the Board.

(5) In early March 2017, Stéphane Biehler resigned as chief financial officer. Kunal Kapoor is serving as interim chief financial officer until we appoint a replacement.

2016 Grants of Plan-Based Awards

The following table shows information concerning the grant of plan-based awards in 2016 to each of our named executive officers.

		Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			(2)	All Other Stock Awards: Number of Shares of		Grant Date Fair Value of
	Grant Date	Date	Threshold		Target	(1)	Maximum		Threshold	Target	Maximum		Stocks or Units	(3)	Stock Award	(4)
Joe Mansueto	—	—	—		$ —		—		—	—	—		—		$ —
Kunal Kapoor	—	—	—		300,000		—		—	—	—		—		—
	3/15/16	2/25/16	—		—		—		0	4,352	8,704		—		360,302
	5/15/16	5/12/16	—		—		—		—	—	—		3,665		299,980
Stéphane Biehler	—	—	—		350,000		—		—	—	—		—		—
	3/15/16	2/25/16	—		—		—		0	1,865	3,730		—		154,403
	5/15/16	5/12/16	—		—		—		—	—	—		3,054		249,970
Bevin Desmond	—	—	—		300,000		—		—	—	—		—		—
	3/15/16	2/25/16	—		—		—		0	3,109	6,218		—		257,394
	5/15/16	5/12/16	—		—		—		—	—	—		3,054		249,970
Daniel Needham	—	—	—		150,000		—		—	—	—		—		—
	—	—	0	(5)	150,000	(5)	600,000	(5)	—	—	—		—		—
	3/15/16	2/15/16	—		—		—		0	3,109	6,218		—		257,394
	5/15/16	5/12/16	—		—		—		—	—	—		2,443		199,960

(1) Except as noted in footnote 5, amounts shown represent the Corporate Incentive Plan bonus target for each participating named executive officer established by the Compensation Committee. The Corporate Incentive Plan does not include specified threshold or maximum payout levels.

(2) Amounts shown represent the target and maximum performance shares granted under the Stock Incentive Plan. These performance shares vest on December 31, 2018, subject to the achievement of the threshold performance goal. The number of shares of our common stock to be received at vesting will range from 0% to 200% of the target amount based a combination of revenue and EBITDA growth, with 70% of the award based on cumulative revenue achievement and 30% based on cumulative EBITDA achievement accrued for the performance period of January 1, 2016 through December 31, 2018. At threshold performance, none of the shares vest. At target performance, the target number of shares would vest. At maximum performance, twice the target number of shares would vest. Vesting between threshold and target and target and maximum performance levels is determined using straight-line interpolation.

(3) Amounts shown consist of restricted stock units granted under the Stock Incentive Plan. These restricted stock units vest in four equal annual installments beginning on the first anniversary of the grant date.

(4) Amounts shown represent the aggregate grant date fair value for each restricted stock unit grant and performance share grant made in 2016 as determined pursuant to FASB ASC Topic 718. The amounts included for the performance shares are calculated based on the probable satisfaction of the performance condition for these awards as of the grant date. See Note 11 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating this amount.

(5) Amounts shown represent the threshold, target, and maximum payout levels for Daniel Needham under the Investment Management bonus plan.

2016 Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information concerning outstanding equity awards for our named executive officers as of December 31, 2016.

				Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Joe Mansueto	—	—	$ —	—	—		$ —	—		$ —
Kunal Kapoor	—	—	—	—	8,483	(1)	624,009	—		—
	—	—	—	—	—		—	8,215	(2)	604,295
Stéphane Biehler	—	—	—	—	10,190	(3)	749,576	—		—
	—	—	—	—	—		—	4,183	(4)	307,701
Bevin Desmond	—	—	—	—	8,352	(5)	614,373	—		—
	8,000	—	57.28	May 15, 2021	—		—	—		—
	—	—	—	—	—		—	6,972	(6)	512,860
Daniel Needham	—	—	—	—	7,121	(7)	523,821	—		—
	—	—	—	—	—		—	6,199	(8)	455,998

(1) These restricted stock units vest as follows: 3,508 on May 15, 2017; 2,330 on May 15, 2018; 1,728 on May 15, 2019; and 917 on May 15, 2020.

(2) 3,863 and 4,352 performance shares vest on December 31, 2017 and December 31, 2018, respectively, subject to the achievement of cumulative revenue and cumulative EBITDA.

(3) These restricted stock units vest as follows: 2,429 on May 15, 2017; 1,495 on November 15, 2017; 2,430 on May 15, 2018; 1,496 on November 15, 2019; 1,576 on May 15, 2019; and 764 on May 15, 2020.

(4) 2,318 and 1,865 performance shares vest on December 31, 2017 and December 31, 2018, respectively, subject to the achievement of cumulative revenue and cumulative EBITDA.

(5) These restricted stock units vest as follows: 3,684 on May 15, 2017; 2,328 on May 15, 2018; 1,576 on May 15, 2019; and 764 on May 15, 2020.

(6) 3,863 and 3,109 performance shares vest on December 31, 2017 and December 31, 2018, respectively, subject to the achievement of cumulative revenue and cumulative EBITDA.

(7) These restricted stock units vest as follows: 2,239 on May 15, 2017; 1,253 on November 15, 2017; 1,920 on May 15, 2018; 1,098 on May 15, 2019; and 611 on May 15, 2020.

(8) 3,090 and 3,109 performance shares vest on December 31, 2017 and December 31, 2018, respectively, subject to the achievement of cumulative revenue and cumulative EBITDA.

2016 Option Exercises and Stock Vested

The following table shows certain information concerning the exercise of stock options and vesting of restricted stock units during the year ended December 31, 2016 for each of our named executive officers.

		Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Joe Mansueto	—	$—	—	$ —
Kunal Kapoor	—	—	3,861	313,001
Stéphane Biehler	—	—	3,161	245,243
Bevin Desmond	—	—	4,695	384,286
Daniel Needham	—	—	3,300	258,812

Equity Compensation Plan Information

The following table includes certain information as of December 31, 2016 regarding our equity incentive plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Covered by Outstanding Options, Warrants, and Rights)
Equity compensation plans approved by shareholders	815,305	(1)	$57.28	(2)	3,689,811
Equity compensation plans not approved by shareholders	0		—		0
Total	815,305		$57.28		3,689,811

(1) Includes 550,994 restricted stock units and 117,386 performance shares that were outstanding as of December 31, 2016.

(2) Restricted stock unit and performance share awards do not have an exercise price. Accordingly, outstanding restricted stock unit and performance share awards have been disregarded for purposes of computing the weighted average exercise price.

Proposal 2:

An Advisory Vote on Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to vote, on an advisory basis, on the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say on pay” vote, gives shareholders the opportunity to approve our 2016 executive compensation program and the compensation paid to our named executive officers. Our most recent “say on pay” vote was held at our 2014 Annual Shareholders’ Meeting. At our 2014 Annual Shareholders’ Meeting, shareholders voted to approve (on a non-binding basis) our executive compensation as disclosed in the proxy statement for that meeting.

As discussed in the Compensation Discussion and Analysis, our compensation philosophy is to pay our executives competitive base salaries and provide them with the opportunity to earn meaningful equity-based and incentive compensation through the Morningstar 2011 Stock Incentive Plan and the Morningstar Incentive Plan. The goals of our executive compensation program, policies, and practices are to attract and retain talented executives, motivate and reward our executives for their contributions to the company, and align our executives’ interests with the long-term interests of our shareholders. The Compensation Committee and the Board believe the design of the 2016 executive compensation program and the compensation paid to our named executive officers under the current program fulfill these goals.

This proposal allows our shareholders to express their views on the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. For the reasons discussed above, we are asking our shareholders to indicate their support for the compensation of our named executive officers by voting FOR the following resolution at the annual meeting:

“Resolved, that the company’s shareholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures.”

Because the say on pay vote is an advisory vote only, it will not be binding on the company or our Board. However, the Board and the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.

Recommendation of the Board

The Board recommends a vote FOR the approval of the resolution relating to the executive compensation of our named executives as disclosed in this proxy statement.

Proposal 3:

An Advisory Vote on the Frequency of Votes
on Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, at least once every six years we are required to ask our shareholders to indicate whether a say on pay vote on the compensation of our named executive officers should be held every one, two, or three years. The advisory vote is non-binding, but the Board and the Compensation Committee will take into account the outcome of the vote when making future decisions about how often the company conducts an advisory vote on executive compensation. Shareholders last approved a triennial advisory vote on executive compensation in 2011.

While the Board believes that the Compensation Committee and the Board are in the best position to determine executive compensation, the Board appreciates and values shareholders’ views. The Board believes that an advisory vote on executive compensation every three years is the best approach for the company based on a number of reasons, including the following:

• A three-year frequency will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and related business outcomes; and

• A three-year frequency gives the Board and the Compensation Committee sufficient time to thoughtfully respond to shareholders’ views and to implement any necessary changes to our executive compensation program.

Although we currently believe that holding say on pay votes every three years is appropriate for the company, we will periodically reassess that position.

Shareholders are not voting to approve or disapprove of the Board’s recommendation. Instead, shareholders have four choices with respect to this proposal: one year, two years, three years, or shareholders may abstain from voting on the proposal. For the reasons discussed above, we are asking our shareholders to vote for a THREE YEAR frequency.

This vote is an advisory vote only, and therefore it will not bind the company or our Board. However, the Board and the Compensation Committee will take into account the outcome of the vote when making decisions about how often the company conducts an advisory vote on its executive compensation. The option of one year, two years, or three years that receives the highest number of votes cast by shareholders will be considered by the Board as the shareholders’ recommendation as to the frequency of future say on pay votes. Nevertheless, the Board may decide that it is in the best interests of our shareholders and the company to hold say on pay votes more or less frequently than the option approved by our shareholders.

Recommendation of the Board

The Board recommends a vote FOR holding an advisory vote on executive compensation every THREE YEARS.

Proposal 4:

Ratification of Appointment of Independent
Registered Public Accounting Firm

The Audit Committee has appointed KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2017. As a matter of good corporate governance, we are submitting the appointment of KPMG as our independent registered public accounting firm to shareholders for ratification. If shareholders do not ratify this appointment at the annual meeting, the Audit Committee will undertake further review.

We expect that a representative of KPMG will attend the annual meeting. The KPMG representative will have an opportunity to make a statement if he or she so desires and will also be available to respond to appropriate questions from shareholders.

See Board of Directors and Corporate Governance—Board Committees and Charters—Audit Committee, Audit Committee Report, and Principal Accounting Firm Fees for additional information pertaining to the Audit Committee, its activity during 2016, and related matters.

Recommendation of the Board

The Board recommends that you vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2017.

Audit Committee Report

The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are providing oversight, counsel, and direction to our management team in the long-term interest of the company and its shareholders. The Audit Committee oversees Morningstar’s accounting and financial reporting processes, as well as audits of Morningstar’s annual financial statements and internal control over financial reporting.

The Audit Committee is made up solely of independent directors, as defined under Nasdaq and SEC rules, and it operates under a written charter adopted by the Board, a copy of which is posted in the Investor Relations area of our corporate website at http://www.morningstar.com/company in the Corporate Governance section. Morningstar intends the composition of the Audit Committee, the attributes of its members, and the responsibilities reflected in its charter to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Board last revised the charter in May 2016.

As noted above, the Audit Committee’s role is to assist the Board in its general oversight of Morningstar’s financial reporting, audit functions, and internal control over financial reporting. Management is responsible for preparing, presenting, and maintaining the integrity of Morningstar’s financial statements; establishing and maintaining accounting and financial reporting principles and internal controls; and following procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations.

Morningstar has a full-time Internal Audit department that reports to the Audit Committee. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Morningstar’s system of internal controls relating to the reliability and integrity of Morningstar’s financial information and the safeguarding of Morningstar’s assets. Morningstar’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee has the authority and responsibility to select, compensate, evaluate and, when appropriate, replace Morningstar’s independent registered public accounting firm. The Audit Committee may engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate.

Among other matters, the Audit Committee monitors the activities and performance of Morningstar’s internal and independent auditors, including the audit scope, external audit fees, auditor independence, and the extent to which the independent audit firm may be retained to perform non-audit services. KPMG provided the Audit Committee with the written disclosures required by the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning its independence as an independent auditor. The Audit Committee also discussed KPMG’s independence with KPMG and management.

The Audit Committee members are not professional accountants or auditors, and they do not duplicate or certify the activities of management or the independent audit firm, nor can the Audit Committee certify that the independent audit firm is indeed independent under applicable rules. The Audit Committee serves a board-level oversight role. It provides advice, counsel, and direction to management and the auditors based on the information it receives, discussions with management and the auditors, and the experience of its members in business, financial, and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing Morningstar’s financial statements, internal control over financial reporting, and other audit matters. The Audit Committee meets each quarter with the independent audit firm and management to review Morningstar’s interim financial results before the publication of Morningstar’s quarterly earnings press releases. Management and the independent audit firm review and discuss with the Audit Committee various topics and events that may have significant financial impact on Morningstar. Management and the independent audit firm also review with the

Audit Committee matters discussed between them. In addition, the Audit Committee generally oversees Morningstar’s internal compliance programs. The Audit Committee reviews and discusses with management risks relating to the company’s financial systems and data in the context of internal controls and legal exposure, as well as the steps that management has taken to monitor and control them. The Audit Committee is responsible for establishing procedures for handling complaints received by Morningstar regarding accounting, internal controls, or auditing matters. This includes setting up procedures to allow Morningstar employees to submit any concerns they may have regarding questionable accounting or auditing matters in a confidential, anonymous manner.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee preapproves all services to be provided by the independent audit firm, including audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. The Audit Committee has authorized its Chair to preapprove additional services. If the Chair preapproves a service, she reviews the matter with the full Audit Committee at its next regularly scheduled meeting. To avoid potential conflicts of interest, the publicly traded companies are prohibited from obtaining certain non-audit services from their independent audit firms. Morningstar obtains these services from other firms as needed.

The Audit Committee reviewed and discussed with management and representatives of KPMG Morningstar’s consolidated financial statements for the fiscal year ended December 31, 2016, management’s assessment of the effectiveness of Morningstar’s internal control over financial reporting, and KPMG’s evaluation of Morningstar’s internal control over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. KPMG represented that its presentations included the matters that the Audit Committee and the independent registered public accounting firm are required to discuss pursuant to Auditing Standard No. 16, “Communications with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Morningstar’s accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosure in Morningstar’s financial statements, including the disclosures related to critical accounting estimates. Based on these views and other discussions, and KPMG’s reports, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2016.

Audit Committee

Cheryl Francis, Chair
Robin Diamonte
Gail Landis
Jack Noonan
Hugh Zentmyer

Principal Accounting Firm Fees

The following table shows the fees that we paid or accrued for audit and other services provided to us by KPMG LLP, our principal accounting firm, in 2016 and 2015.

	2016	2015
Audit Fees	$1,348,671	$ 981,402
Audit-Related Fees	—	—
Tax Fees	29,700	8,666
All Other Fees	11,275	11,175
Total	$1,389,646	$1,001,243

Audit Fees

This category includes fees for the audit of our annual financial statements and the audit of our internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required in jurisdictions outside the United States.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees

This category includes fees for international tax and state franchise tax consultation services.

All Other Fees

This category includes fees for services other than the services reported in audit, audit-related, and tax fees.

Certain Relationships and Related

Party Transactions

Review and Approval of Related Party Transactions

Our Code of Ethics is designed to help our directors, executive officers, and employees address situations that may involve a conflict of interest. These include situations in which an individual’s personal interests are in conflict with the interests of the company; situations in which an individual or family member receives personal benefits as a result of his or her position with the company; and situations that may otherwise cast doubt on his or her ability to act objectively with or on behalf of the company.

Under its charter, the Nominating and Corporate Governance Committee is required to review potential conflicts of interest of prospective and current directors. Under our Corporate Governance Guidelines, if an actual or potential conflict of interest develops for any reason, including, without limitation, a change in our business operations or in a director’s circumstances, the director should immediately report that matter to our general counsel for evaluation. Our general counsel has the discretion to report any actual or potential conflicts to the Chair of the Nominating and Corporate Governance Committee and is required to report to the Chair all conflicts that would require disclosure as a related party transaction or involve a relationship with a competitor. If a significant conflict cannot be resolved, the director may be expected to resign.

The Audit Committee Charter requires that the Audit Committee review all related-party transactions involving directors and executive officers. In addition, the Board reviews the independence of each director on an annual basis. As part of this process, the Board reviews and discusses information provided by the directors and management about each director’s business and personal activities as they relate to the company. Related-party transactions are disclosed to all directors during this process. See Board of Directors and Corporate Governance—Independent Directors for additional information about the Board’s independence review.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. As a practical matter, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf.

Based solely on a review of the copies of such forms in our possession, and on written representations from our directors and executive officers, we believe that during 2016 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a).

Shareholder Proposals or Nominations

Any proposal that a shareholder wishes to include in our proxy statement for presentation at our 2018 Annual Shareholders’ Meeting must be received by us no later than December 1, 2017. The shareholder proposal must be submitted, along with proof of ownership of our stock in accordance with Exchange Act Rule 14a-8(b)(2), to our principal executive offices, in care of our corporate secretary at Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. We suggest that the proposal be submitted by certified mail—return receipt requested. We strongly encourage any shareholder interested in submitting a proposal to contact our corporate secretary in advance of this deadline to discuss the proposal. Shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.

Shareholders who intend to nominate a director or present a proposal at our 2018 Annual Shareholders’ Meeting without seeking to include the proposal in our proxy statement must provide us notice of the proposal or nomination no earlier than January 12, 2018 and no later than February 11, 2018. The notice must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of shares and must include certain information specified in our by-laws and information as to the shareholder’s ownership of our stock. You can view a copy of the by-laws on our corporate website at http://morningstar.com/company in the Investor Relations area in the Corporate Governance section. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements. The proposal or nomination must be submitted to our principal executive offices, in care of our corporate secretary at Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. We suggest that the proposal or nomination be submitted by certified mail—return receipt requested.

The Nominating and Corporate Governance Committee will review all shareholder proposals and nominations and will make recommendations to the Board for action on any such proposals or nominations. For information on recommending individuals for consideration as nominees through our Nominating and Corporate Governance Committee, see Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.

Obtaining Our Financial Statements

Our financial statements for the year ended December 31, 2016 are included in our 2016 Annual Report to Shareholders, which we made available to our shareholders at the same time as this proxy statement. Additional copies of our 2016 Annual Report and this proxy statement can be obtained by calling our Investor Relations department at (312) 696-6621. Our 2016 Annual Report and this proxy statement are available in the Investor Relations area of our corporate website at http://www.morningstar.com/company.

Communicating With Us

We encourage all interested parties—including securities analysts, potential shareholders, and others—to submit questions to us in writing. If you have a question about our business, please contact us by sending an e-mail message to investors@morningstar.com or sending a letter to Morningstar, Inc., Attention: Investor Relations, 22 West Washington Street, Chicago, Illinois 60602. We will make written responses to selected inquiries available to all investors at the same time in Form 8-K reports furnished to the SEC each month.

Please visit http://www.morningstar.com/company to obtain press releases, earnings releases, and financial information, as well as corporate governance information and links to our SEC filings. If you would like to receive information such as our latest investor information kit or annual report, please send your request to investors@morningstar.com.

Morningstar, Inc.
22 West Washington Street
Chicago
Illinois, 60602

If you would like to reduce the costs incurred by MorningStar,Inc in mailing proxy 1234567 VOTE BY MAIL 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR all of the listed nominees: 1. Election of Directors Nominees Joe Mansueto For 0 0 0 0 0 0 0 0 0 0 Against 0 0 0 0 0 0 0 0 0 0 Abstain 0 0 0 0 0 0 0 0 0 0 1a The Board of Directors recommends you vote FOR Proposal 2. 2. Advisory vote on executive compensation. For 0 2 years 0 For 0 Against 0 1 year 0 Against 0 Abstain 0 Abstain 0 Abstain 0 1b Kunal Kapoor 1c Robin Diamonte The Board of Directors recommends you vote 3 YEARS on Proposal 3. 3 years 0 1d Cheryl Francis 3. Advisory vote on the frequency of votes on executive compensation. The Board of Directors recommends you vote FOR Proposal 4. 1e Steve Kaplan 1f Gail Landis 4. Ratification of the appointment of KPMG LLP as Morningstar's independent registered public accounting firm for 2017. 1g Bill Lyons 1h Jack Noonan 1i Caroline Tsay 1j Hugh Zentmyer Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000318613_1 R1.0.1.15 SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample 234567P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. 1234567 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL # SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 MORNINGSTAR, INC. 22 WEST WASHINGTON STREET CHICAGO, IL 60602 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com MORNINGSTAR, INC. Annual Meeting of Shareholders May 12, 2017 9:00 AM This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2017. The shares of stock you hold in this account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR Items 1, 2, and 4, FOR a 3 YEAR frequency on Item 3, and in the discretion of the proxyholders on any other matter that properly comes before the meeting. By signing the proxy, you revoke all prior proxies and appoint Heidi Miller and Patrick Maloney, or either of them, with full power of substitution to vote these shares on the matters shown on the reverse side and any other matters as may properly come before the Annual Meeting and all adjournments. Continued and to be signed on reverse side 0000318613_2 R1.0.1.15